SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                            (Amendment No.    )
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

  Preliminary Proxy Statement
x Definitive Proxy Statement
  Definitive Additional Materials

  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                             TECO Energy, Inc.
...........................................................................
              (Name of Registrant as Specified In Its Charter)

...........................................................................
             (Name of Person(s) filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
x $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  $500  per  each  party  to the controversy pursuant to Exchange Act Rule

14a-6(i)(3).
  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)  Title of each class of securities to which transaction applies:

...........................................................................

   2)  Aggregate number of securities to which transaction applies:
   .......................................................................
   3)  Per  unit  price  or other underlying value of transaction computed
                                   1
pursuant to Exchange Act Rule 0-11:
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   4)  Proposed maximum aggregate value of transaction:

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1   Set forth the amount on which the filing fee is calculated and state how it was determined.

   Check  box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and  identify the filing for which the offsetting fee was
paid  previously.    Identify the previous filing by registration statement
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   4)  Date Filed:
...........................................................................



TECO ENERGY, INC.


                                                              March 3, 1995

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON APRIL 19, 1995



   The Annual Meeting of the Shareholders of TECO Energy, Inc. will be held at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on Wednesday, April 19, 1995 at 10:00 a.m., local time, for the following purposes:

   1.    To elect four directors.

   2. To consider and act on such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on February 17, 1995 will be entitled to vote at the meeting and at any adjournments thereof.

   Even if you plan to attend the meeting, you are requested to mark, sign and date the enclosed proxy and to return it promptly in the accompanying envelope. If you attend the meeting and wish to vote in person, your proxy will not be used.

                                                   By order of the Board of
                                                   Directors,



                                                    R. H. Kessel, Secretary












TECO ENERGY, INC.
P.O. Box 111   Tampa, Florida 33601   (813) 228-4111



                             TECO ENERGY, INC.
                     P.O. Box 111, Tampa, Florida 33601

                              PROXY STATEMENT


   The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the Corporation ) to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This proxy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 3, 1995.


                            VOTING OF SECURITIES

   As of February 17, 1995, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 116,311,631 shares of Common Stock, $1 par value ( Common Stock ), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

   The presence at the meeting, in person or by proxy, of a majority of the s h a res outstanding on the record date will constitute a quorum. A b stentions will be considered as shares present for purposes of determining the presence of a quorum.

   A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

   Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the four nominees for director named below.

   The affirmative vote of a majority of the Common Stock of the Corporation represented at the meeting in person or by proxy will be required to elect directors. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote.

                           ELECTION OF DIRECTORS

   The Corporation s Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Messrs. Anderson, Guzzle, Touchton and Urquhart have been nominated for a term expiring in 1998, and each has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend.




      The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under Share Ownership below.


                          Principal Occupation During               Present
                              Last Five Years and       Director    Term
   Name               Age Other Directorships Held(1)   Since(1)   Expires

*Girard F. Anderson   62  President and ,
                         Chief Operating Officer             1994     1995
                         TECO Energy, Inc.;
                         formerly Executive Vice
                         President-Utility Operations,
                         TECO Energy, Inc. and President
                         and Chief Operating Officer,
                         Tampa Electric Company

 DuBose Ausley        57 Chairman, Macfarlane, Ausley,       1992    1996
                         Ferguson & McMullen (attorneys),
                         Tallahassee, Florida; also a
                         director of Sprint Corporation and
                         Capital City Bank Group Inc.

 Sara L. Baldwin      63 Private Investor; formerly Vice     1980     1997
                         President, Baldwin and Sons, Inc.
                         (insurance agency), Tampa, Florida

 Hugh L. Culbreath    73 Retired; formerly Chairman of the   1971     1997
                         Board, TECO Energy, Inc. and
                         Tampa Electric Company

 James L. Ferman, Jr. 51 President, Ferman Motor Car         1985     1996
                         Company, Inc. (automobile
                         dealerships), Tampa, Florida

 Edward L. Flom       65 Retired; formerly Chairman of       1980     1997
                         the Board and Chief Executive
                         Officer, Florida Steel Corporation
                         (production and fabrication of
                         steel products), Tampa, Florida;
                         also a director of Outback
                         Steakhouse, Inc.

 Henry R. Guild, Jr. 66  President and Director, Guild,      1980    1997
                         Monrad & Oates, Inc. (private
                         trustees and family investment
                         advisers), Boston, Massachusetts

*Timothy L. Guzzle    58 Chairman of the Board and Chief     1988     1995
                         Executive Officer, TECO Energy, Inc.;
                         formerly President and Chief Operating
                         Officer, TECO Energy, Inc.; also a
                         director of NationsBank Corporation




                         Principal Occupation During                Present
                         Last Five Years and               Director   Term
      Name           Age Other Directorships Held(1)       Since(1) Expires

 Robert L. Ryan       51 Senior Vice President and           1991     1996
                         Chief Financial Officer,
                         Medtronic, Inc. (medical devices
                         manufacturer), Minneapolis,
                         Minnesota; formerly Vice
                         President-Finance, Union
                         Texas Petroleum Holdings, Inc.
                         (independent oil and gas
                         exploration and production),
                         Houston, Texas; also a director
                         of Riverwood International
                         Corporation and Inter-Regional
                         Financial Group, Inc.

*J. Thomas Touchton   56 Managing Partner, The Witt-         1987     1995
                         Touchton Company (private
                         investment partnership),
                         Tampa, Florida; also a director
                         of 19 Merrill Lynch-sponsored
                         mutual funds

*John A. Urquhart     66 President, John A. Urquhart         1991     1995
                         Associates (management
                         consultants), Fairfield,
                         Connecticut; formerly Senior Vice
                         President, G. E. Industrial & Power
                         Systems, General Electric Company;
                         also a director of Enron Corp.,
                         Hubbell, Inc. and Aquarion Company

 James O. Welch, Jr.  63 Retired; formerly Vice Chairman,    1976     1996
                         RJR Nabisco, Inc. and Chairman,
                         Nabisco Brands, Inc.; also a
                         director of Vanguard Group of
                         Investment Companies
____________
*Nominee for election as director

(1) All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company's Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.

   The Board of Directors held six meetings in 1994. All directors attended at least 75% of the meetings of the Board and Committees on which they served.







   The Corporation has standing Audit and Compensation Committees of the Board of Directors. It does not have a Nominating Committee. The Compensation Committee, which met three times in 1994, is currently composed of Mrs. Baldwin and Messrs. Guild, Urquhart and Welch (Chairman). The Audit Committee, which met twice in 1994, is currently composed of Messrs. Ferman, Flom, Ryan and Touchton (Chairman). For additional information about the Compensation Committee and the Audit Committee, see "Executive Compensation Compensation Committee Report on Executive Compensation and Information Concerning Auditors and Audit Committee below.

   The Corporation paid $915,888 for legal services rendered during 1994 by Macfarlane, Ausley, Ferguson & McMullen, of which Mr. Ausley is the Chairman.

Compensation of Directors

   Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $20,000 and a fee of $1,000 for attendance at each meeting of the Board of Directors and $500 ($600 for the Committee Chairman) for attendance at each meeting of a Committee of the Board. Directors may elect to defer these amounts with earnings credited at either the 90-day U.S. Treasury bill rate or a rate equal to the total return on the Corporation's Common Stock.

   The Corporation has an agreement with Mr. Culbreath under which he will provide consulting services to the Corporation through December 31, 2000 for compensation at a rate of $175,000 per year. Mr. Culbreath served as Chief Executive Officer of the Corporation until April 1989 and retired as an employee in April 1990 at which time the consulting relationship commenced. The agreement provides severance benefits (in the event of termination of Mr. Culbreath s consultancy following a change in control) similar to the benefits described under Executive Compensation Employment and Severance Agreements below, including a lump sum cash payment of three times annual compensation, except that the amount of such payment is limited to the total of all consulting fees that would have become due under the agreement.

   1991 Director Stock Option Plan. The Corporation has a Director Stock Option Plan in which all non-employee directors participate. The plan provides automatic annual grants of options to purchase shares of Common Stock to each non-employee director serving on the Board at the time of grant. The exercise price is the fair market value of the Common Stock on the date of grant, payable in whole or in part in cash or Common Stock. The plan provides for an initial grant of options for 10,000 shares to each new director following election to the Board and an annual grant of options for 2,000 shares to each continuing director. Annual grants are made on the first trading day of the Common Stock after each annual meeting. The options are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.








   Directors   Retirement Plan. All directors who have completed 60 months of service as a director and who are not employees or former employees of the Corporation or any of its subsidiaries are eligible to participate in a Directors Retirement Plan. Under this plan, a retired director or his or her surviving spouse will receive a monthly retirement benefit equal to the monthly retainer last paid to such director for services as a director of the Corporation or any of its subsidiaries. Such payments will continue for the lesser of the number of months the director served as a director or 120 months, but payments will in any event cease upon the death of the director or, if the director s spouse survives the director, the death of the spouse.

                              SHARE OWNERSHIP

   The following table sets forth information with respect to all persons who are known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock.

     Name and Address                Shares    Percent of Class

Franklin Resources, Inc.         6,385,550 (1)      5.5%
("Franklin")
777 Mariners Island Blvd.
San Mateo, California  94404


(1) Franklin's ownership information is based on its Schedule 13G filed with the Securities and Exchange Commission, dated February 10, 1995, which reported that Franklin had sole voting power over 6,381,150 of these shares and shared investment power over all of these shares.

     T h e   following  table  sets  forth  the  shares  of  Common  Stock beneficially owned as of January 31, 1995 by the Corporation s directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the Corporation s Common Stock beneficially owned by any director or executive officer or by all directors and executive officers as a group does not exceed 1% of such shares outstanding at January 31, 1995.


    Name            Shares (1)             Name             Shares (1)

Girard F. Anderson  128,095 (2)(3)      J. Thomas Touchton   20,000(11)
DuBose Ausley        19,322             John A. Urquhart     17,301(12)
Sara L. Baldwin      18,918 (4)         James O. Welch, Jr.  24,600 (13)
Hugh L. Culbreath    73,850 (5)         Keith S. Surgenor    76,614(2)(14)
James L. Ferman, Jr. 24,163 (6)         Roger H. Kessel     121,627(2)
Edward L. Flom       18,784 (7)         Alan D. Oak          81,349(2)(15)
Henry R. Guild, Jr. 124,373 (8)         All directors and
Timothy L. Guzzle   183,445 (2)(9)      executive officers
Robert L. Ryan      18,000   (10)       as a group
                                        (15 persons)        900,591(2)(16)





 (1) The amounts listed include the following shares that are subject to options granted under the Corporation s stock option plans: Mr. Ausley, 14,000 shares; Mrs. Baldwin and Messrs. Culbreath, Ferman, Flom, Guild, Ryan, Touchton and Welch, 16,000 shares each; Mr. Urquhart, 13,200 shares; Mr. Guzzle, 160,000 shares; Mr. Anderson, 96,000 shares; Mr. Surgenor, 66,000 shares; Mr. Kessel, 120,000 shares; Mr. Oak, 52,000 shares; and all directors and executive officers as a group, 649,200 shares.
 (2) The amounts listed include the following shares that are held by benefit plans of the Corporation for an officer s account: Mr.
      Guzzle, 1,445 shares; Mr. Anderson, 8,175 shares; Mr. Surgenor, 1,938 shares; Mr. Kessel, 1,627 shares; Mr. Oak, 9,219 shares; and all directors and executive officers as a group, 22,404 shares.
 (3) Includes 800 shares owned by Mr. Anderson s wife, as to which shares he disclaims any beneficial interest.
 (4)  Includes  350  shares  held  by  a  trust of which Mrs. Baldwin is a trustee.
 (5) Includes 8,000 shares owned by Mr. Culbreath s wife, as to which shares he disclaims any beneficial interest.
 (6) Includes 2,584 shares owned jointly by Mr. Ferman and his wife. Also includes 859 shares owned by Mr. Ferman s wife, as to which shares he disclaims any beneficial interest.
 (7) Includes 1,596 shares owned by Mr. Flom s wife, as to which shares he disclaims any beneficial interest.
 (8) Includes 105,973 shares held by trusts of which Mr. Guild is a trustee. Of these shares, 49,850 are held for the benefit of Mr. Culbreath and are also included in the number of shares beneficially owned by him.
 (9) Includes 20,000 shares owned by a Revocable Living Trust of which Mr. Guzzle is a trustee.
(10)  Includes 2,000 shares owned jointly by Mr. Ryan and his wife.
(11) Includes 4,000 shares owned by a Revocable Living Trust of which Mr. Touchton is the sole trustee.
(12) Includes 1,000 shares owned by Mr. Urquhart's wife, as to which shares he disclaims any beneficial interest.
(13) Includes 2,000 shares owned by a charitable foundation of which Mr. Welch is a trustee.
(14)  Includes 8,580 shares owned jointly by Mr. Surgenor and his wife.
(15)  Includes 20,130 shares owned jointly by Mr. Oak and his wife.
(16) Includes a total of 33,294 shares owned jointly with spouses. Also includes a total of 12,255 shares owned by spouses, as to which shares beneficial interest is disclaimed.

















                    SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph shows the cumulative total shareholder return on the Corporation s Common Stock on a yearly basis over the five-year period ended December 31, 1994, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.



                     (PERFORMANCE GRAPH INSERTED HERE)



                                   December 31,

                        1989  1990  1991  1992  1993  1994

 TECO Energy, Inc.      $100  $121  $157  $163  $185  $174
 S&P Electric           $100  $103  $134  $141  $159  $138
 Utilities Index

 S&P 500 Index          $100   $97  $126  $136  $150  $152


                           EXECUTIVE COMPENSATION

          Compensation Committee Report On Executive Compensation

   The Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, recommends to the Board the compensation of executive officers and administers the Corporation's stock option plan. The objective of the Corporation's compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation's businesses. The Committee seeks, therefore, to provide compensation opportunities that are competitive and link the interests of shareholders and executives. The components of the program are base salary, annual incentive awards and stock option grants.

   Base Salary. Base salary is designed to provide each executive with a f i xed amount of annual compensation that is competitive with the marketplace. Base salary ranges for each of the executive officers were initially established by the Board, on the recommendation of the Committee. In developing these ranges, the Committee considered each officer's experience level and scope of responsibility, as well as surveys by outside consultants that contained competitive executive compensation data for companies with comparable annual revenues. One of these surveys covered all industry sectors and the other covered only the electric utility industry. The companies in these surveys do not correspond to the companies in the comparative indices shown above in the performance graph. The
Committee generally sought to establish its salary ranges at about the median in relation to the companies surveyed, after weighting of the general industry and electric utility industry data based upon the nature of the executive officer position. Utility data and general industry data




were used with equal weight for the Chief Executive Officer. The salary levels for the executive officers are, on average, above the median for the electric utility industry and below the median for general industrial companies.

   In 1994, the Committee reviewed, as it had done in prior years, surveys by outside consultants of expected changes in compensation levels and amounts to be made available for merit increases for general industrial and electric utility companies. In 1994, the Committee adjusted the salary ranges to reflect such changes in compensation levels and designated the aggregate amount available as a pool for merit increases based on (i) the survey information, (ii) the Corporation s performance in 1993, taking into account that year's business plan, operating and net income and stock market performance and (iii) the Corporation's 1994 business plan. From this merit pool, the Committee recommended and the Board approved a salary increase for the CEO, taking into account all of the above corporate performance factors, which were uniformly positive in 1993, as well as the 1994 business plan. Although these factors were not quantitatively weighted, principal reliance was placed on increased net income in 1993 and a subjective evaluation of the CEO's individual performance. Prior to and after this increase, the CEO's base salary was close to the midpoint of his assigned salary range.

   Annual Incentive Awards. The Corporation has an annual incentive program intended to encourage actions that contribute to improved operating and financial results which provides for incentive awards based on the achievement of corporate and individual performance goals. As previously administered, if the net income for the year targeted in the Corporation's business plan was achieved, awards would range up to 35% of the midpoint of the salary range for the CEO, 35% and 30% for the other named executive officers and 25% for the remaining executive officer. In setting these percentages, the Committee used the same general industry and electric utility industry data considered by it in establishing the base of salary ranges referred to above. Additional payments of up to 50% of the target awards could be made if the net income target was exceeded; lesser amounts could be paid if the target was not achieved, but only if the Corporation s net income exceeded the threshold designated for that year. The Board retained discretion to vary awards in extraordinary circumstances to avoid unduly penalizing or rewarding management.

   In early 1995, the Compensation Committee concluded and the Board concurred that the incentive component of total compensation has been inadequate over the past several years because it did not adequately recognize the increasing complexity of managing companies engaged in the e l e c tric industry, the growing significance of the Corporation's unregulated diversified operations and the superior performance of the Corporation over the past five years measured principally by its return on equity and earnings-per-share growth compared to the other 76 investor-owned electric utilities covered by a recent survey. This survey, reported in a prominent financial publication, included all of the 23 companies comprising the S&P Electric Utilities Index shown above in the performance graph. In connection with 1994's awards, therefore, the Committee recommended to the Board and the Board approved incentive awards to executive officers that substantially exceeded the amounts that would have been granted under the incentive program as previously administered. The




aggregate incentive awards to the executive officers constituted 78% of their 1994 base salaries compared to 39% in 1993. In addition, the Committee decided to undertake, with the assistance of outside consultants, a comprehensive review of the incentive program as well as the other components of the compensation program for executive officers.

   The 1994 objectives for all the executive officers under the incentive program included an overall operating and financial performance target measured by the Corporation's net income. Certain executive officers also had an objective measured by the Corporation's return on equity. One-half of the CEO s 1994 target award was based on these factors. Additional quantitative targets were used for the other executive officers including, in the case of certain executive officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility. The Corporation's one-time charge for its decrease in staffing levels and other cost reduction programs in 1994 was considered an extraordinary circumstance that should be excluded in the calculation of the Corporation's 1994 incentive awards.

   In addition to measuring performance against the 1994 quantitative targets, the Committee evaluated each executive s performance against qualitative objectives in determining the amount of any incentive awards. These objectives for each executive officer focus on aspects of the C o r p o ration s business that directly related to his individual responsibilities. One-half of the CEO s 1994 target award was based on these qualitative objectives which were, in his case, to provide the leadership necessary for the growth and development of the Corporation and t o manage effectively the Corporation s external relations. The Committee's review consisted of a subjective evaluation of his performance, with a significant focus on long-term strategies to increase earnings while preserving financial strength. Based on this evaluation, the achievement of the 1994 net income and return on equity objectives and the decision to increase the awards for 1994 as described above, the CEO received an incentive award of 82% of his 1994 base salary compared to 44% in 1993.

   Stock Options. The long-term component of the Corporation s incentive compensation program consists of the grant of non-transferable stock options. The options are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation s business so that the shareholders investment will grow in value over time. The Committee s policy has been to award each year about 400,000 options, or one-tenth of the total options available under the 1990 Equity Incentive Plan, and to limit individual awards to ranges based on a study by outside consultants comparing option grants to salary levels in general industry. The Committee does not normally consider the amount of an individual's outstanding or previously granted options in determining the size of the grant. The 40,000 options granted to the CEO in 1994 reflected these policies and, as in the case of the other executive officers, the results of the Committee s review of his performance conducted when it considered his base salary increase. In accordance with the provisions of the 1990 Equity Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth in share value of the Corporation s Common Stock.




   With respect to qualifying compensation paid to executive officers under
Section 162(m) of the Internal Revenue Code, the Corporation does not e x p e ct to have compensation exceeding the $1-million limitation. Outstanding stock options granted under the Corporation's 1990 Equity Incentive Plan will not be subject to the limitation under applicable regulations, and the Corporation plans to maintain the exclusion for any additional options that may be granted to employees covered by Section 162(m).

   The Compensation Committee expects to complete a comprehensive review of all the components of the total compensation package of the executive officers and to report its recommendations to the Board of Directors in the first half of 1995.
                                By the Compensation Committee,

                                James O. Welch, Jr. (Chairman)
                                Sara L. Baldwin
                                Henry R. Guild, Jr.
                                John A. Urquhart


        Compensation Committee Interlocks and Insider Participation

   Davis Baldwin, Inc., an insurance agency in which Sara L. Baldwin's sons are executive officers and shareholders, provided insurance services to the Corporation in 1994 for which it expects to receive up to $440,629 in fees and commissions. Davis Baldwin, Inc. was formed in 1991 as a result of a merger between Baldwin and Sons, Inc. and Davis Brothers Insurance. Prior to that time Davis Brothers Insurance (in which Mrs. Baldwin and her family had no interest) provided insurance services to the Corporation, and the combined company continues to do so.

   The following tables set forth certain compensation information for the Chief Executive Officer of the Corporation and each of the four other most h i g hly compensated executive officers of the Corporation and its subsidiaries. The share amounts reported below and throughout this proxy statement have been restated to reflect the two-for-one stock split on August 30, 1993.


                         Summary Compensation Table

                                                                                  Long-Term
                                                          Annual                Compensation
                                                       Compensation                Awards
                                                                                                   All Other
Name and                                                                     Shares Underlying      Compen-
Principal Position                    Year         Salary        Bonus       Options/SARs(#)(1)     sation(2)

Timothy L. Guzzle                     1994       $ 468,750     $ 384,000            40,000           $ 28,703
Chief Executive                       1993         443,750       194,000            40,000             28,267
Officer                               1992         421,250       176,000            40,000             26,248

Girard F. Anderson                    1994         320,461       275,000            24,000             25,076




President and Chief Operating         1993         284,750       110,000            24,000             23,290
Officer(3)                            1992         258,750       100,000            24,000             21,333

Keith S. Surgenor                     1994         215,376       225,000            12,000             13,728
President and Chief                   1993         179,500        60,000            12,000             11,986
Operating Officer of                  1992         170,500        53,000            12,000             11,175
Tampa Electric Company
and Vice President-Human
Resources (4)

Roger H. Kessel                       1994         228,750       150,000            14,000             10,257
Vice President-                       1993         219,750        80,000            14,000             10,417
General Counsel                       1992         211,250        69,000            14,000              9,770

Alan D. Oak                           1994         201,750       130,000            13,000             12,905
Senior Vice President-                1993         192,875        74,000            13,000             12,843
Finance and Treasurer                 1992         184,875        68,000            13,000             12,039

[FN]
(1)  Limited  stock  appreciation  rights  were awarded in tandem with the
     options  granted.    See  note  (2)  under  Option/SAR Grants in Last
     Fiscal Year  below.

(2) The reported amounts for 1994 consist of $924 of premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan for each of the named executive officers, with the balance in each case being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan.

(3) Prior to July 19, 1994, Mr. Anderson served as Executive Vice President-Utility Operations and President of Tampa Electric Company.

(4) On July 19, 1994, Mr. Surgenor was elected President of Tampa Electric Company.

                                             Option/SAR Grants in Last Fiscal Year

                                                     Individual Grants

                             Number of           % of Total
                               Shares            Options/SARs      Exercise                          Grant
                             Underlying           Granted to        or Base                           Date
                            Options/SARs         Employees in        Price         Expiration        Present
Name                      Granted(#)(1)(2)       Fiscal Year      Per Share          Date          Value(3)

Timothy L. Guzzle              40,000                9.99         $ 19.4375         4/18/04         $137,307

Girard F. Anderson             24,000                5.99           19.4375         4/18/04           82,384

Keith S. Surgenor              12,000                3.00           19.4375         4/18/04           41,192

Roger H. Kessel                14,000                3.50           19.4375         4/18/04           48,057

Alan D. Oak                    13,000                3.25           19.4375         4/18/04           44,625




[FN]
(1) The options are exercisable beginning on the date of grant, April 18, 1994.


(2) An equal number of stock appreciation rights which can only be exercised during limited periods following a change in control of the Corporation ( LSAR s) were awarded in tandem with the options granted in 1994. Upon exercise of an LSAR, the holder is entitled to an amount based upon the highest price paid or offered for Common Stock during the 30-day period preceding a change in control of the Corporation, as defined under "Employment and Severance Agreements" below. The exercise of an option or an LSAR results in a corresponding reduction in the other.


(3) The values shown are based on the Binomial Option Pricing Model (a variant of the Black-Scholes model) and are stated in current annualized dollars on a present value basis. The key assumptions used in the Binomial Option Pricing Model for purposes of this calculation include the following: (a) a 7% discount rate; (b) a volatility factor based upon the average trading price for the 40-month period ending December 31, 1993; (c) a dividend factor based upon the 5-year average dividend paid for the period ending December 31, 1993; (d) the 10-year option term; and (e) the closing price of the Corporation's Common Stock on December 31, 1993. The present value of the options reported has been calculated by multiplying
     $19.4375, the share price on the date of grant, by 0.1766, the Binomial Option Pricing Model ratio, and by the number of shares underlying the options granted. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the Binomial Option Pricing Model.

                                    Aggregated Option/SAR Exercises in Last Fiscal Year and
                                                Fiscal Year-End Option/SAR Value

                                                                        Number of           Value of
                                                                    Shares Underlying      Unexercised
                                                                       Unexercised        In-The-Money
                                                                       Options/SARs        Options/SARs
                                                                      at Year-End(#)       at Year-End
                          Shares Acquired             Value           Exercisable/        Exercisable/
Name                       on Exercise(#)          Realized($)        Unexercisable       Unexercisable
Timothy L. Guzzle                0                      0               160,000/0         $ 203,750/0
Girard F. Anderson               0                      0                96,000/0           122,250/0

Keith S. Surgenor                0                      0                66,000/0           172,375/0
Roger H. Kessel                  0                      0               120,000/0           454,310/0

Alan D. Oak                      0                      0                52,000/0            66,219/0




                               Pension Table

   The following table shows estimated annual benefits payable under the Corporation s pension plan arrangements for the named executive officers other than Messrs. Guzzle and Kessel.

                              Years of Service

                               5        10        15      20 or More
Final Three Years
Average Earnings

$200,000  . .               $ 30,000  $ 60,000  $ 90,000   $120,000
 250,000  . .                 37,500    75,000   112,500    150,000
 300,000  . .                 45,000    90,000   135,000    180,000
 350,000  . .                 52,500   105,000   157,500    210,000
 400,000  . .                 60,000   120,000   180,000    240,000
 450,000  . .                 67,500   135,000   202,500    270,000
 500,000  . .                 75,000   150,000   225,000    300,000
 550,000  . .                 82,500   165,000   247,500    330,000
 600,000  . .                 90,000   180,000   270,000    360,000
 650,000  . .                 97,500   195,000   292,500    390,000
 700,000  . .                105,000   210,000   315,000    420,000
 750,000  . .                112,500   225,000   337,500    450,000


   The annual benefits payable to each of the named executive officers are equal to a stated percentage of such officer s average earnings for the three years before his retirement multiplied by his number of years of service, up to a stated maximum. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amounts payable to Mr. Guzzle are based on 6% of earnings and a maximum of 10 years of service, and the amounts payable to Mr. Kessel are based on 5% of earnings and a maximum of 9 years of service.

   The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers are as follows: Mr. Guzzle (7 years), Mr. Anderson (35 years), Mr. Surgenor (6 years), Mr. Kessel (5 years) and Mr. Oak (21 years). The pension benefit is computed as a straight-life annuity commencing at age 62 and is reduced by an officer s Social Security benefits. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching age 62, the benefit is based on the officer's service as if his employment had continued until age 62. The death benefit is payable for the life of the spouse. If Mr. Guzzle's employment is terminated by the Corporation without cause or by Mr. Guzzle for good reason (as such terms are defined in Mr. Guzzle's employment agreement referred to below), his age and service for purposes of determining benefits under the pension plan arrangements are increased by two years.









Employment and Severance Agreements

   The Corporation has severance agreements with 28 officers of the Corporation and its subsidiaries, including the named executive officers, under which payments will be made under certain circumstances following a change in control of the Corporation. A change in control means in general the acquisition by any person of 30% or more of the Common Stock, the change in a majority of the directors or the approval by the shareholders of a merger or consolidation of the Corporation in which the Corporation's shareholders do not have majority voting power in the surviving entity or of the liquidation or sale of the assets of the Corporation. Each officer is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by the officer for good reason (as defined) following a change in control, the Corporation will make a lump sum severance payment to the officer of two times (three times in certain cases, including the named executive officers) annual salary and bonus. Upon such termination, the severance agreements also provide for:
(i) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation s retirement plans if employment had continued for two years (three years in certain cases, including the named e x e c utive officers) following the date of termination, and (ii) participation in the life, disability, accident and health insurance plans of the Corporation for such period except to the extent such benefits are provided by a subsequent employer.

   Any benefit payable to the officer in connection with a change in control or termination of employment will be reduced to the extent that such payment, taking into account any other compensation provided by the Corporation, would not be deductible by the Corporation pursuant to Section 280G of the Internal Revenue Code of 1986.

   The Corporation has an employment agreement with Mr. Guzzle providing that if his employment is terminated by the Corporation without cause or by Mr. Guzzle for good reason, he will receive benefits similar to those provided under the severance agreements described above based upon a level of two times annual salary and bonus and a two-year benefit continuation period. Consistent with his employment agreement, Mr. Guzzle's 1994 option grant provides for a two-year exercise extension period in the event of such a termination. The Corporation also has an agreement with Mr. Kessel providing for a minimum base salary of $189,000 and salary continuation payments for one year in the event of termination by the Corporation without cause.

            INFORMATION CONCERNING AUDITORS AND AUDIT COMMITTEE

   The Audit Committee reviews the scope of the audit procedures followed by the independent accountants and the results of their yearly audit, including the audited financial statements. The Committee also reviews the Corporation s internal auditing policies and procedures and the adequacy of the system of internal accounting and financial controls. After its review of the yearly audit, the Committee recommends the independent accountants to be appointed for the following year.




   Based on the Audit Committee s recommendation in April 1994, the Board reappointed Coopers & Lybrand L.L.P. to serve as independent accountants and to audit the Corporation s financial statements for 1994. Consistent with past procedures, independent accountants for the current fiscal year will be appointed by the Board at its April 1995 meeting.

   Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they so desire.


        COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

   The  Corporation's  executive  officers and directors are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Corporation.

   Based solely on a review of the copies of reports furnished to the Corporation with respect to 1994 and written representations that no other reports were required, the Corporation believes that the executive officers and directors of the Corporation have complied in a timely manner with all applicable Section 16(a) filing requirements except that DuBose Ausley filed two late reports covering three purchases totaling 1,000 shares and Henry R. Guild, Jr. filed one late report covering the sale of 1,600 shares.


                     DEADLINE FOR SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received on or before November 3, 1995 for inclusion in the Corporation s proxy materials relating to that meeting. Any such proposals should be sent to: Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.


    ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND NOMINATIONS

   The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not less than 90 days before the meeting. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within ten days of the third
Tuesday in April and notice thereof is mailed to shareholders or publicly disclosed less than 100 days in advance, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.








                          SOLICITATION OF PROXIES

   In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

                               OTHER MATTERS

   If other business is properly presented for consideration at the meeting, such as shareholder proposals which have been excluded pursuant to the rules under the Securities Exchange Act of 1934, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.








































                             TECO Energy, Inc.                   Appendix A

                            1995 Annual Meeting
                          Wednesday April 19, 1995
                                 TECO Plaza
                         702 North Franklin Street
                               Tampa, Florida

Attached below is a proxy card for the 1995 annual meeting of shareholders of TECO Energy, Inc.

Please detach the proxy card and mark the boxes to indicate how your shares
should  be  voted.    Sign and return your proxy as soon as possible in the
enclosed postage-paid envelope.

                     Quarterly Reports to Shareholders

We have added a new service in 1995 to provide shareholders with more-timely information. A toll-free telephone number is now available for earnings summary information or other company news. The number is (800) 810-2032. Quarterly earnings information will normally be available one or two business days after the 15th of April, August, October and January.

Starting  in  1995,  TECO Energy, Inc. will be mailing a mid-year update to shareholders after the second quarter. This will be mailed with the d i v i d end checks and dividend reinvestment statements in August. Shareholders can request 10-Q quarterly reports by calling the TECO Energy shareholder service number (800) 810-2032. These reports are available 45 days following the end of the first three quarters.



                             TECO ENERGY, INC.                   Appendix A



          Proxy for Annual Meeting of Shareholders, April 19, 1995

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             TECO ENERGY, INC.

The undersigned hereby constitutes and appoints Hugh L. Culbreath, Henry R. Guild, Jr. and Timothy L. Guzzle and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. standing in the name of the undersigned as of the close of business February 17, 1995, at the Annual Meeting of Shareholders of the Corporation to be held in accordance with notice received at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on April 19, 1995 at 10:00 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.



(THIS  PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)  SEE REVERSE
SIDE

































/X/  Please mark votes as in this example.                       Appendix A


Election of Directors

The Board Recommends a Vote FOR all Nominees.

Instructions - To vote against any individual nominee(s), mark Box (C) and write the name(s) of such nominee(s) above the line provided below.

Nominees:  G. F. Anderson, T. L. Guzzle, J. T. Touchton and J. A. Urquhart

/  / (A)   FOR ALL NOMINEES             /  /  (B)  AGAINST ALL NOMINEES

/  / (C)
           FOR ALL NOMINEES EXCEPT


PLEASE SIGN AND MAIL THIS PROXY TODAY.


     This proxy will be voted as specified, or if no specification is made, FOR all nominees.

     In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.


INSTRUCTIONS - Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

                          /  /MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT








Signature:   ________________________Date_______


Signature:   ________________________Date_______







